Exhibit 99.h.6.a

AMENDED AND RESTATED EXHIBIT A*

DATED FEBRUARY 29, 2024

to the Amended and Restated Expense Limitation Agreement effective as of

June 11, 2008, as most recently amended effective February 29, 2024 between

ABRDN FUNDS and

ABRDN INC.

Name of Fund/Class	Expense Limitation
abrdn China A Share Equity Fund	0.99%
abrdn Emerging Markets Sustainable Leaders Fund	1.10%
abrdn Focused U.S. Small Cap Equity Fund (formerly, abrdn U.S. Sustainable Leaders Smaller Companies Fund)	0.90%
abrdn Emerging Markets ex-China Fund	0.99%
abrdn U.S. Small Cap Equity Fund	0.99%
abrdn Intermediate Municipal Income Fund	0.50%
abrdn Infrastructure Debt Fund	0.65%
abrdn International Small Cap Fund	0.99%
abrdn Emerging Markets Fund	1.10%
abrdn U.S. Sustainable Leaders Fund	0.90%

* Unless otherwise noted, this contract may not be terminated before February 28, 2025 with respect to any one or more Funds without the approval of the Independent Trustees.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties hereto has caused this Amended and Restated Exhibit A to be executed in its name and on its behalf by its duly authorized representative as of February 29, 2024

ABRDN FUNDS

By:	/s/ Lucia Sitar
Name:	Lucia Sitar
Title:	Vice President

ABRDN INC.

By:	/s/ Lucia Sitar
Name:	Lucia Sitar
Title:	Vice President